Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:06 PM 07/07/2022

FILED 04:06 PM 07/07/2022

SR 20222930571 - File Number 6898979

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

IMAC HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

IMAC HOLDINGS, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is: IMAC Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 23, 2018.

2. That at a meeting of the Board of Directors of the Corporation, the following resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that subject to approval of the Corporation’s stockholders, the Certificate of Incorporation of the Corporation be amended to increase the number of shares of Common Stock the Corporation is authorized to issue (the “Amendment”); and be it further

RESOLVED, that in order to accomplish the foregoing Amendment, the Certificate of Incorporation of the Corporation be amended so that, as amended, “Section 4.1” of “ARTICLE IV” shall read in its entirety, as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Sixty-Five Million (65,000,000), of which Sixty Million (60,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).”

RESOLVED, that the Board of Directors hereby approves the Amendment and declares the Amendment advisable, and recommends that the stockholders of the Corporation approve the Amendment at the annual meeting of the stockholders of the Corporation duly called and held; and be it further

RESOLVED, that the Amendment be submitted to the Corporation’s stockholders for approval at the annual meeting of the stockholders of the Corporation duly called and held.

3. That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

4. The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. The foregoing amendment shall be effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, IMAC Holdings, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer on this 7th day of July 2022.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Name:	Jeffrey S. Ervin
Title:	Chief Executive Officer